EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 12, 2024 with respect to the statement of condition including the related portfolio schedule of Closed-End Strategy: Senior Loan and Limited Duration Portfolio 2024-1 (included in Invesco Unit Trusts, Series 2338) as of January 12, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-275390) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 12, 2024